[CBRL GROUP, INC. LOGO]	POST OFFICE BOX 787
LEBANON, TENNESSEE
37088-0787

C B R L G R O U P, I N C.

Investor Contact:	Diana S. Wynne
Senior Vice President, Corporate Affairs
(615) 443-9837

Media Contact:	Julie K. Davis
Director, Corporate Communications
(615) 443-9266

CBRL GROUP ANNOUNCES ADOPTION OF EXECUTIVE TRADING PLANS

LEBANON, Tenn. (March 28, 2007) -- CBRL Group, Inc. (“CBRL” or the “Company”) (Nasdaq: CBRL) today announced that Michael A. Woodhouse, the Company's Chairman, President and Chief Executive Officer and Lawrence E. White, the Company’s Chief Financial Officer, have adopted written trading plans for sales of the Company’s common stock. Pursuant to these plans, Mr. Woodhouse and Mr. White will sell, respectively, up to 89,812 and 61,547 shares, subject to certain minimum prices. The minimum prices in the trading plans are above the market closing price on March 27, 2007, and, in certain cases, above the highest share price ever achieved for CBRL common stock. These trading plans, each of which will become effective on March 28, 2007, are intended to comply with Rule 10b5-1 under the Securities Exchange Act of 1934 and are in compliance with the Company's insider trading policy. The plans expire, respectively, on April 20, 2009 and December 17, 2007, unless terminated earlier under certain conditions.

The purpose of the trading plans is to allow each of Messrs. Woodhouse and White to gradually diversify a portion of their assets in an orderly manner, while avoiding concerns about transactions occurring at a time when they might possess material non-public information regarding the Company. The shares covered by the trading plans would result in Mr. Woodhouse’s remaining beneficial ownership (as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934) of 731,165 shares, and Mr. White’s of 52,966 shares. Additionally, Mr. Woodhouse and Mr. White, respectively, have additional unvested awards (options and restricted shares) of 293,784

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CBRL Announces Adoption of Executive Trading Plans

March 28, 2007

and 69,370 shares. Both Mr. Woodhouse and Mr. White continue to have share ownership in excess of guidelines established by the Company’s Board of Directors in 2004.

Transactions made by Messrs. Woodhouse and White under their respective trading plans will be reported in accordance with applicable securities laws, rules and regulations.

Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 556 Cracker Barrel Old Country Store® restaurants and gift shops located in 41 states.

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